Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Jennifer White

jlwhite@harborone.com

508-895-1338

HarborOne Bancorp, Inc. names Stephen W. Finocchio as Executive Vice President and Chief Financial Officer

(Brockton, MA) – March 28, 2024– HarborOne Bancorp, Inc. today announced the appointment of Stephen W. Finocchio as Executive Vice President and Chief Financial Officer, HarborOne Bancorp, Inc. and HarborOne Bank. Finocchio will oversee all Finance areas, including Accounting, Reporting, Treasury, and Investor Relations.

Finocchio joins HarborOne Bank with over 20 years of experience in treasury, capital management, and strategic planning, with particular focus on leading strategic and innovative initiatives in financial services and banking.

“Stephen’s deep experience in driving growth and innovation in large financial institutions brings a new perspective and skill set in helping HarborOne meet its growth aspirations,”   said Joseph F. Casey, President and CEO of HarborOne Bancorp, Inc. and HarborOne Bank. “We greatly look forward to having him join our leadership team.”

Mr. Finocchio previously served as the Senior Managing Director, Treasurer for Berkshire Hills Bancorp from 2022 to 2024 and as Senior Vice President, Treasurer from 2021 to

2022. Mr. Finocchio held various roles at State Street Corporation from 2010 to 2021, including Managing Director - Global Treasury and Capital Management from 2019 to 2021, Managing Director - Global Treasury, Head of Quantitative Analytics from 2015 to 2019, and Senior Consultant - Global Corporate Strategy from 2010 to 2015. Earlier in his career, he served as Managing Director - Structured Finance for State Street Global Markets, LLC from 1995 to 2010. Mr. Finocchio received a B.B.A. in Finance from the University of Massachusetts’ Isenberg School of Business and an M.B.A. from New York University’s Stern School of Business. He is also a Chartered Financial Analyst.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered trust company. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 30 full-service branches located in Massachusetts and Rhode Island, and a commercial lending office in each of  Boston, Massachusetts and Providence, Rhode Island. HarborOne Bank also provides a range of educational resources through “HarborOne U,” with free digital content, webinars, and recordings for small business and personal financial education.  HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, provides mortgage lending services throughout New England and other states.

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